Exhibit (2).1




                       AGREEMENT AND PLAN OF MERGER

                             BY AND BETWEEN

                   SOUTH ALABAMA BANCORPORATION, INC.

                         THE MONROE COUNTY BANK

                                   AND

                           PETERMAN STATE BANK




                               Dated as of
                            October 14, 1997





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                             TABLE OF CONTENTS
                                                                       Page


AGREEMENT AND PLAN OF MERGER . . . . . . . . . . . . . . . . . . . . . . .1

Preamble . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE ONE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     TRANSACTIONS AND TERMS OF MERGER. . . . . . . . . . . . . . . . . . .8
          1.1  Merger. . . . . . . . . . . . . . . . . . . . . . . . . . .8
          1.2  Time and Place of Closing . . . . . . . . . . . . . . . . .9
          1.3  Effective Time. . . . . . . . . . . . . . . . . . . . . . .9

ARTICLE TWO. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     TERMS OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .9
          2.1  Articles of Incorporation . . . . . . . . . . . . . . . . .9
          2.2  Bylaws. . . . . . . . . . . . . . . . . . . . . . . . . . .9
          2.3  Directors and Officers. . . . . . . . . . . . . . . . . . .9

ARTICLE THREE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     MANNER OF CONVERTING SHARES . . . . . . . . . . . . . . . . . . . . 10
          3.1  Conversion of Shares. . . . . . . . . . . . . . . . . . . 10
          3.2  Shares Held by PSB, MCB or SAB. . . . . . . . . . . . . . 10
          3.3  Dissenting Stockholders . . . . . . . . . . . . . . . . . 10
          3.4  Fractional Shares.. . . . . . . . . . . . . . . . . . . . 11

ARTICLE FOUR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     EXCHANGE OF SHARES. . . . . . . . . . . . . . . . . . . . . . . . . 11
          4.1  Exchange Procedures . . . . . . . . . . . . . . . . . . . 11
          4.2  Rights of Former PSB Stockholders . . . . . . . . . . . . 11

ARTICLE FIVE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     REPRESENTATIONS AND WARRANTIES OF PSB . . . . . . . . . . . . . . . 12
          5.1  Organization, Standing, and Power . . . . . . . . . . . . 12
          5.2  Authority; No Breach By Agreement . . . . . . . . . . . . 12
          5.3  Capital Stock . . . . . . . . . . . . . . . . . . . . . . 13
          5.4  PSB Subsidiaries. . . . . . . . . . . . . . . . . . . . . 14
          5.5  Financial Statements. . . . . . . . . . . . . . . . . . . 14
          5.6  Absence of Undisclosed Liabilities. . . . . . . . . . . . 14
          5.7  Absence of Certain Changes or Events. . . . . . . . . . . 14
          5.8  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . 14
          5.9  Allowance for Possible Loan Losses. . . . . . . . . . . . 15
          5.10 Assets. . . . . . . . . . . . . . . . . . . . . . . . . . 15
          5.11 Environmental Matters . . . . . . . . . . . . . . . . . . 15
          5.12 Compliance with Laws. . . . . . . . . . . . . . . . . . . 16
          5.13 Labor Relations . . . . . . . . . . . . . . . . . . . . . 17
          5.14 Employee Benefit Plans. . . . . . . . . . . . . . . . . . 17
          5.15 Material Contracts. . . . . . . . . . . . . . . . . . . . 18
          5.16 Legal Proceedings . . . . . . . . . . . . . . . . . . . . 19
          5.17 Reports . . . . . . . . . . . . . . . . . . . . . . . . . 19
          5.18 Statements True and Correct . . . . . . . . . . . . . . . 19
          5.19 Accounting, Tax and Regulatory Matters. . . . . . . . . . 20
          5.20 Charter Provisions. . . . . . . . . . . . . . . . . . . . 20

ARTICLE SIX. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     REPRESENTATIONS AND WARRANTIES OF SAB AND MCB . . . . . . . . . . . 20
          6.1  Organization, Standing, and Power . . . . . . . . . . . . 20
          6.2  Authority; No Breach By Agreement . . . . . . . . . . . . 20
          6.3  Reports . . . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE SEVEN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     CONDUCT OF BUSINESS PENDING CONSUMMATION. . . . . . . . . . . . . . 21
          7.1  Covenants of PSB and SAB. . . . . . . . . . . . . . . . . 21
          7.2  Negative Covenants of PSB . . . . . . . . . . . . . . . . 22
          7.3  Affirmative Covenants of SAB. . . . . . . . . . . . . . . 23
          7.4  Affirmative Covenants of PSB. . . . . . . . . . . . . . . 24

ARTICLE EIGHT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . 24
          8.1  Registration Statement; Proxy Statement; Stockholder Approval
               . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
          8.2  Applications. . . . . . . . . . . . . . . . . . . . . . . 24
          8.3  Filings with State Offices. . . . . . . . . . . . . . . . 25
          8.4  Agreement as to Efforts to Consummate . . . . . . . . . . 25
          8.5  Investigation and Confidentiality . . . . . . . . . . . . 25
          8.6  Press Releases. . . . . . . . . . . . . . . . . . . . . . 26
          8.7  Certain Actions . . . . . . . . . . . . . . . . . . . . . 26
          8.8  Charter Provisions. . . . . . . . . . . . . . . . . . . . 26
          8.9  Agreement of Affiliates . . . . . . . . . . . . . . . . . 27
          8.10 Compensation and Employee Benefits. . . . . . . . . . . . 27
          8.11 D & O Coverage. . . . . . . . . . . . . . . . . . . . . . 27

ARTICLE NINE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE . . . . . . . . . 28
          9.1  Conditions to Obligations of Each Party . . . . . . . . . 28
          9.2  Conditions to Obligations of SAB and MCB. . . . . . . . . 29
          9.3  Conditions to Obligations of PSB. . . . . . . . . . . . . 30


ARTICLE TEN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
          10.1 Termination . . . . . . . . . . . . . . . . . . . . . . . 30
          10.2      Effect of Termination. . . . . . . . . . . . . . . . 32
          10.3      Survival of Representations and Covenants. . . . . . 32

ARTICLE ELEVEN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
          11.1 Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 32
          11.2      Brokers and Finders. . . . . . . . . . . . . . . . . 32
          11.3      Entire Agreement . . . . . . . . . . . . . . . . . . 32
          11.4      Amendments . . . . . . . . . . . . . . . . . . . . . 33
          11.5      Waivers. . . . . . . . . . . . . . . . . . . . . . . 33
          11.6      Assignment . . . . . . . . . . . . . . . . . . . . . 33
          11.7      Notices. . . . . . . . . . . . . . . . . . . . . . . 33
          11.8      Governing Law. . . . . . . . . . . . . . . . . . . . 34
          11.9      Counterparts.. . . . . . . . . . . . . . . . . . . . 35
          11.10     Captions . . . . . . . . . . . . . . . . . . . . . . 35
          11.11     Enforcement of Agreement . . . . . . . . . . . . . . 35
          11.12     Severability . . . . . . . . . . . . . . . . . . . . 35

LIST OF EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37


                      AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of October 14, 1997, by and between SOUTH ALABAMA BANCORPORATION, INC. ("SAB"), an Alabama corporation with its principal office located in Mobile, Alabama, THE MONROE COUNTY BANK ("MCB"), an Alabama banking corporation and wholly owned subsidiary of SAB with its principal office located in Monroeville, Alabama, and PETERMAN STATE BANK ("PSB" ), an Alabama banking corporation with its principal office located in Peterman, Alabama.


                            Preamble

          The Boards of Directors of SAB, MCB and PSB are of the opinion that the transactions described herein are in the best interests of the Parties
and their respective stockholders.   This Agreement provides for the merger
of PSB with and into MCB. At the effective time of such merger, the outstanding shares of the capital stock of PSB shall be converted into the right to receive shares of the common stock of SAB (except as provided herein). As a result, stockholders of PSB shall become stockholders of SAB, and MCB shall continue to conduct the business and operations of PSB. The transactions described in this Agreement are subject to the approvals of the stockholders of PSB and MCB, the Superintendent of Banks and the Federal Deposit Insurance Corporation, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

          NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the Parties agree as follows:

                                Definitions

     Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

               "ABCA" shall mean the Alabama Business Corporation Act.

               "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

               "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person;
     or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

               "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference. References to "the date of this Agreement," "the date hereof" and words of similar import shall refer to the date this Agreement was first executed, October 14, 1997.

               "Allowance" shall have the meaning provided in Section 5.9 of this Agreement.

                Articles of Incorporation shall mean the articles of incorporation, certificate of incorporation or charter document of like effect of a corporation.

               "Articles of Merger" shall mean the Articles of Merger to be executed by MCB and filed with the Secretary of State of the State of Alabama relating to the Merger as contemplated by Section 1.1 of this Agreement.

               "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

               "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

               "Book Value" shall mean the book value according to GAAP, either per share or in the aggregate, as applicable, of the shares of PSB Common Stock.

               "Broker Fees" shall have the meaning provided in Section 11.2 of this Agreement.

               "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

               "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

               "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

               "Creditor's Laws" shall have the meaning provided in Section
     5.2 of this Agreement.

               "Deemed Book Value" shall be determined as follows: SAB shall give PSB notice within fifteen (15) days after the approval of the Merger by the Federal Deposit Insurance Corporation of any adjustments it deems should be made to the most recent available Book Value. If PSB agrees to such adjustments or fails to object thereto within ten (10) days after delivery of such notice, Book Value shall be so adjusted and, as so adjusted, shall be the Deemed Book Value. If PSB objects to such adjustment within such ten (10) day period and PSB and SAB are unable to agree on the Deemed Book Value within fifteen (15) days after delivery of such notice by SAB, then this Agreement shall terminate with the effect provided in Section 10.2 hereof.

               "Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

               "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

               "Environmental Laws" shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

               "Equitable Discretion" shall have the meaning provided in
     Section 5.2 of this Agreement.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

               "ERISA Affiliate" shall have the meaning provided in Section
     5.14 of this Agreement.

               "ERISA Plan" shall have the meaning provided in Section 5.14 of this Agreement.

               "Exchange Agent" shall have the meaning provided in Section
     4.1 of this Agreement.

               "Exchange Ratio" shall have the meaning given such term in
     Section 3.1 hereof.

               "Exhibits" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

               "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

               "Hazardous Material" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar federal, state or local Law.

               "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

               "Knowledge" as used with respect to a Person shall mean the knowledge after due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, any Assistant or Deputy General Counsel, or any Senior or Executive Vice President of such Person; provided, however, that for purposes of
     Section 5.11 captioned Environmental Matters, Knowledge shall mean actual knowledge of such Person, without inquiry other than such inquiry at the time a loan was made as was then reasonable in the course of making a loan secured by real property.

               "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

               "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

               "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for a depository institution, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

               "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

               "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

               "Market Value," when used with reference to SAB Common Stock, shall mean the average of the closing bid and closing ask price as reported by NASDAQ, adjusted for the effect of any stock split, stock dividend or other similar recapitalization between the date hereof and the Effective Time.

               "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

               "Material Adverse Effect" on a Party shall mean an event, change or occurrence which has a material adverse impact on (i) the financial position or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger on the operating performance of the Parties.

               "Merger" shall mean the merger of PSB with and into MCB referred to in Section 1.1 of this Agreement.

               "NASD" shall mean the National Association of Securities Dealers, Inc.

               "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotations System.

               "1933 Act" shall mean the Securities Act of 1933, as amended.

               "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

               "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

               "Participation Facility" shall means any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

               "Party" shall mean PSB on the one hand and SAB and MCB on the other, and "Parties" shall mean PSB, SAB and MCB.

               "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

               "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

               "Previously Disclosed" shall mean information delivered in writing prior to the date of this Agreement in the manner and to the Party and counsel described in Section 11.7 of this Agreement and describing in reasonable detail the matters contained therein.

               "Proxy Statement" shall mean the proxy statement/prospectus used by PSB to solicit the approval of its stockholders of the transactions contemplated by this Agreement.

               "PSB Benefit Plans" shall have the meaning set forth in
     Section 5.14 of this Agreement.

               "PSB Common Stock" shall mean the $100 par value common stock of PSB.

               "PSB Financial Statements" shall mean (i) the balance sheets (including related notes and schedules, if any) of PSB as of June 30, 1997, December 31, 1996 and December 31, 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the period ended June 30, 1997 and each of the two fiscal years ended December 31, 1996, and 1995, as delivered by PSB to SAB, and (ii) the consolidated balance sheets of PSB (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) delivered by PSB to SAB with respect to periods ended subsequent to June 30, 1997.

               "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by SAB under the 1933 Act in connection with the transactions contemplated by this Agreement.

               "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

               "SAB Common Stock" shall mean the $.01 par value common stock of SAB.

               "SAB Companies" shall mean, collectively, SAB and all SAB Subsidiaries.

               "SAB Subsidiaries" shall mean the current Subsidiaries of SAB and any corporation, bank, savings association, or other organization acquired as a Subsidiary of SAB in the future and owned by SAB at the Effective Time.

               "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

               "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

               "Stockholders' Meeting" shall mean the Meeting of the stockholders of PSB to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

               "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

               "Surviving Corporation" shall mean MCB as the surviving corporation resulting from the Merger.

               "Taxes" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

               "Trading Day" shall mean a day on which NASDAQ is open for trading activities.

               "Valuation Period" shall mean the period of twenty (20) consecutive Trading Days ending on the Trading Day preceding by two Trading Days the Effective Time.


ARTICLE ONE
TRANSACTIONS AND TERMS OF MERGER

          1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, PSB shall be merged with and into MCB in accordance with the provisions of Article 11 of the ABCA and Article 7A of the Alabama Banking Code and with the effect provided in Section 11.06 of the ABCA (the "Merger"). MCB shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Alabama. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of SAB, MCB and PSB.

          1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of Hand Arendall, L.L.C., Mobile, Alabama, or such other place as may be mutually agreed upon by the Parties.

          1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Alabama (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur as soon as practicable after the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of MCB and PSB approve this Agreement to the extent such approval is required by applicable Law, but in no event later than five (5) business days after such occurrence.


ARTICLE TWO
TERMS OF MERGER

          2.1 Articles of Incorporation. The Articles of Incorporation of MCB in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation immediately following the Effective Time, with the amendments set forth in Exhibit 1 hereto.

          2.2 Bylaws. The Bylaws of MCB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately following the Effective Time, with the amendments set forth in Exhibit 2 hereto, until otherwise amended or repealed.

          2.3  Directors and Officers.

               (a) The directors of the Surviving Corporation from and after the Effective Time shall consist of the incumbent directors of MCB, who shall serve as directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

               (b) The principal officers of the Surviving Corporation upon the Effective Time shall be the incumbent principal officers of MCB, who shall serve as officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.


ARTICLE THREE
MANNER OF CONVERTING SHARES

          3.1 Conversion of Shares. Subject to the provisions of this Article Three, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of MCB and SAB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of PSB Common Stock (other than shares to be canceled pursuant to Section 3.2 of this Agreement and shares held by stockholders who perfect their dissenters' rights of appraisal as provided in Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the number of shares of SAB Common Stock having an average Market Value during the Valuation Period of 1.3 times the Deemed Book Value of such share of PSB Common Stock, rounded to the nearest one-hundreth of a share (the "Exchange Ratio").

          3.2 Shares Held by PSB, MCB or SAB. Each of the shares of PSB Common Stock held by PSB or by any SAB Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

          3.3 Dissenting Stockholders. Any holder of shares of PSB Common Stock who perfects his dissenters' rights of appraisal in accordance with and as contemplated by Article 13 of the ABCA, shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the ABCA and surrendered to the Exchange Agent the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of PSB fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, the Exchange Agent shall issue and deliver the consideration to which such holder of shares of PSB Common Stock is entitled under this Article Three (without interest) upon surrender by such holder of the certificate or certificates representing shares of PSB Common Stock held by him.

          3.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of PSB Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of SAB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SAB Common Stock multiplied by the Market Value of one share of SAB Common Stock on the Trading Day preceding by two Trading Days the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.


ARTICLE FOUR
EXCHANGE OF SHARES

          4.1 Exchange Procedures. Promptly after the Effective Time, SAB and MCB shall cause the exchange agent selected by them (the "Exchange Agent") to mail to the former stockholders of PSB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of PSB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of PSB Common Stock (other than shares to be canceled pursuant to Section 3.2 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of PSB Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of SAB Common Stock to which such holder may be otherwise entitled (without interest). SAB shall not be obligated to deliver the consideration to which any former holder of PSB Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of PSB Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of PSB Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither SAB, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of PSB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

          4.2 Rights of Former PSB Stockholders. At the Effective Time, the stock transfer books of PSB shall be closed as to holders of PSB Common Stock immediately prior to the Effective Time, and no transfer of PSB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of PSB Common Stock ("PSB Certificate"), other than shares to be canceled pursuant to Sections 3.2 and 3.3 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of PSB shall be entitled to vote after the Effective Time at any meeting of SAB stockholders the number of whole shares of SAB Common Stock into which their respective shares of PSB Common Stock are converted, regardless of whether such holders have exchanged their PSB Certificates for certificates representing SAB
Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by SAB on the SAB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any person holding any PSB Certificate at or after six (6) months after the Effective Time (the Cutoff ) shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of SAB Common Stock, which dividend or other distribution is attributable to such person's SAB Common Stock represented by said PSB Certificate held after the Cutoff, until such person surrenders said PSB Certificate for exchange as provided in
Section 4.1 of this Agreement. However, upon surrender of such PSB Certificate, both the SAB Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such PSB Certificate.


ARTICLE FIVE
REPRESENTATIONS AND WARRANTIES OF PSB

          PSB hereby represents and warrants to SAB and MCB as follows:

          5.1 Organization, Standing, and Power. PSB is a corporation duly organized, validly existing and in good standing under the Laws of the State of Alabama, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. PSB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. PSB has delivered to SAB and MCB complete and correct copies of its Articles of Incorporation and Bylaws.

          5.2  Authority; No Breach By Agreement.

               (a) PSB has all corporate power and authority necessary to execute, deliver and, subject to Article Nine hereof, perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PSB, subject to the approval of this Agreement by the holders of PSB Common Stock in accordance with the ABCA and Section 5-7A-2, Code of Alabama (1975). Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of PSB, enforceable against PSB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally ("Creditor's Laws") and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought ("Equitable Discretion")).

               (b) Neither the execution and delivery of this Agreement by PSB, nor the consummation by PSB of the transactions contemplated hereby, nor compliance by PSB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of PSB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of PSB under, any Contract or Permit of PSB or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to PSB or its Assets.

               (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by PSB of the Merger and the other transactions contemplated in this Agreement.

          5.3  Capital Stock.

               (a) The authorized capital stock of PSB consists only of 750 shares of PSB Common Stock, of which 750 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of PSB are duly and validly issued and outstanding and are fully paid and nonassessable under the ABCA. None of the outstanding shares of capital stock of PSB has been issued in violation of any preemptive rights of the current or past stockholders of PSB.

               (b) There are no shares of capital stock or other equity securities of PSB outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of PSB or contracts, commitments, understandings, or arrangements by which PSB is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

          5.4  PSB Subsidiaries.  PSB has no Subsidiaries.

          5.5 Financial Statements. PSB has delivered to SAB prior to the execution of this Agreement copies of all PSB Financial Statements for periods ended prior to the date hereof and will deliver to SAB copies of all PSB Financial Statements prepared subsequent to the date hereof. The PSB Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of PSB, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and
(ii) present or will present, as the case may be, fairly the financial position of PSB as of the dates indicated and the results of operations, changes in stockholders' equity, and cash flows of PSB for the periods indicated, in accordance with GAAP.

          5.6 Absence of Undisclosed Liabilities. PSB has no Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSB, except Liabilities which are accrued or reserved against in the balance sheets of PSB as of June 30, 1997, included in the PSB Financial Statements or reflected in the notes thereto. PSB has not incurred or paid any Liability since June 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSB.

          5.7 Absence of Certain Changes or Events. Since June 30, 1997, except as disclosed in the PSB Financial Statements or as Previously Disclosed, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSB, and (ii) PSB has not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a breach or violation of any of the covenants and agreements of PSB provided in Article Seven of this Agreement.

          5.8  Tax Matters.

               (a) All Tax returns required to be filed by or on behalf of PSB have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before June 30, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all returns filed are complete and accurate. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on PSB, except as reserved against in the PSB Financial Statements delivered prior to the date of this Agreement or as Previously Disclosed. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

               (b) PSB has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

               (c) Adequate provision for any Taxes due or to become due for PSB for the period or periods through and including the date of the respective PSB Financial Statements has been made and is reflected on such PSB Financial Statements.

               (d) Deferred Taxes of PSB have been provided for in accordance with GAAP.

          5.9 Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the "Allowance") shown on the balance sheet of PSB included in the most recent PSB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheet of PSB included in the PSB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate
(within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of PSB and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by PSB as of the dates thereof.

          5.10 Assets. Except as Previously Disclosed or as disclosed or reserved against in the PSB Financial Statements, PSB has good and marketable title, free and clear of all Liens, to all of its Assets. All tangible properties used in the business of PSB are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with PSB's past practices. All Assets which are material to PSB's business held under leases or subleases by PSB, are held under valid
Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by Creditor s Laws and Equitable Discretion), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or businesses of PSB provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which PSB is a named insured are reasonably sufficient. The Assets of PSB include all assets required to operate the business of PSB as presently conducted.

          5.11 Environmental Matters.

               (a) PSB, and to its knowledge its Participation Facilities and its Loan Properties, are, and have been, in compliance with all Environmental Laws.

               (b) There is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which PSB or, to its knowledge, any of its Participation Facilities have been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or
(ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by PSB or any of its Participation Facilities.

               (c) There is no Litigation pending or, to PSB s knowledge, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or PSB in respect of such Loan Property) have been or, with respect to threatened Litigation, may, to PSB's knowledge, be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or
(ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property.

               (d) To PSB s knowledge, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c).

               (e) During the period of (i) PSB's ownership or operation of any of its current properties, (ii) PSB's participation in the management of any Participation Facility, or (iii) PSB's holding of a security interest in a Loan Property, there have been, to PSB's knowledge with respect to (ii) and
(iii), no releases of Hazardous Material or oil in, on, under or affecting such properties. Prior to the period of (i) PSB's ownership or operation of any of their respective current properties, (ii) PSB's participation in the management of any Participation Facility, or (iii) PSB's holding of a security interest in a Loan Property, there were, to PSB's knowledge with respect to (ii) and (iii), no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property.

          5.12 Compliance with Laws. PSB is duly registered as a banking corporation under the Alabama Banking Code. PSB has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. PSB is not or has not, as applicable:

               (a) In violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; and

               (b) Received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that PSB is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PSB, or
     (iii) requiring PSB to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

          5.13 Labor Relations. PSB is not the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving PSB, pending or threatened, or to its Knowledge, is there any activity involving any PSB's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          5.14 Employee Benefit Plans.

               (a) PSB has delivered or made available to MCB and SAB prior to the execution of this Agreement copies of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by PSB or any Affiliate of PSB for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "PSB Benefit Plans"). Any of the PSB Benefit Plans which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "PSB ERISA Plan."  Each
PSB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "PSB Pension Plan." No PSB Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

               (b) All PSB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. Each PSB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and PSB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. PSB has not engaged in a transaction with respect to any PSB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject PSB to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

               (c) No PSB ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any PSB Pension Plan, (ii) no change in the actuarial assumptions with respect to any PSB Pension Plan, and (iii) no increase in benefits under any PSB Pension Plan as a result of plan amendments or changes in applicable Law. Neither any PSB Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by PSB, or the single-employer plan of any entity which is considered one employer with PSB under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or
Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. PSB has not provided, nor is it required to provide, security to a PSB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (d) No Liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by PSB with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. PSB has not incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV or ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any PSB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

               (e) Except as Previously Disclosed, (i) PSB has no obligations for retiree health and life benefits under any of the PSB Benefit Plans and (ii) there are no restrictions on the rights of PSB to amend or terminate any such Plan without incurring any Liability thereunder.

               (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of PSB from PSB under any PSB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any PSB Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit.

          5.15 Material Contracts. Except as Previously Disclosed or otherwise reflected in the PSB Financial Statements, neither PSB, nor any of its Assets, business or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract with any Person, (ii) any Contract relating to the borrowing of money by PSB or the guarantee by PSB of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Home Loan Bank advances, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that requires PSB to make payments aggregating $10,000 or more in any 12-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "PSB Contracts"). PSB is not in Default under any PSB Contract. All of the indebtedness of PSB for money borrowed is prepayable at any time by PSB without penalty or premium.

          5.16 Legal Proceedings. Except as Previously Disclosed, there is no Litigation instituted or pending, or threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against PSB, or against any Asset, interest, or right of PSB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against PSB.

          5.17 Reports. Since January 1, 1994, PSB has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          5.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by PSB or any Affiliate thereof to SAB pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by PSB or any Affiliate thereof for inclusion in the Registration Statement to be filed by SAB with the SEC will, when the Registration
Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by PSB or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to PSB's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by PSB or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of PSB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that PSB or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

          5.19 Accounting, Tax and Regulatory Matters. Neither PSB nor any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

          5.20 Charter Provisions. PSB has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of PSB.


ARTICLE SIX
REPRESENTATIONS AND WARRANTIES OF SAB AND MCB

          SAB and MCB hereby jointly and severally represent and warrant to PSB as follows:

          6.1 Organization, Standing, and Power. SAB and MCB are corporations duly organized, validly existing, and in good standing under the Laws of the State of Alabama, and have the corporate power and authority to carry on their businesses as now conducted and to own, lease and operate their Assets.

          6.2  Authority; No Breach By Agreement.

               (a) SAB and MCB each have the corporate power and authority necessary to execute, deliver and, subject to Article Nine hereof, perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SAB and MCB. This Agreement represents a legal, valid, and binding obligation of both SAB and MCB, enforceable against SAB and MCB in accordance with its terms (except in all cases as such enforceability may be limited by Creditors' Laws and Equitable Discretion).

               (b) Neither the execution and delivery of this Agreement by SAB and MCB, nor the consummation by SAB and MCB of the transactions contemplated hereby, nor compliance by SAB and MCB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of their respective Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any SAB Company under, any Contract or Permit of any SAB Company, where any failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any SAB Company or any of their respective Assets.

               (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB or MCB, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by SAB and MCB of the Merger and the other transactions contemplated in this Agreement.

          6.3 Reports. Since January 1, 1994, or the date of organization if later, each SAB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SAB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable
Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.


ARTICLE SEVEN
CONDUCT OF BUSINESS PENDING CONSUMMATION

          7.1 Covenants of PSB and SAB. Unless the prior written consent of PSB, in the case of SAB, and SAB, in the case of PSB, shall have been obtained, and except as otherwise expressly contemplated herein, each of PSB and SAB shall and shall cause itself and/or each of its Subsidiaries, as applicable, to (a) preserve intact its business organizations, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (b) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement, or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

          7.2 Negative Covenants of PSB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, PSB covenants and agrees that PSB will not do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of SAB and of MCB, which consent shall not be unreasonably withheld:

               (a) amend its Articles of Incorporation, Bylaws or other governing instruments; or

               (b) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or the Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock held by PSB of any Lien or permit any such Lien to exist; or

               (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of PSB, or declare or pay any dividend or make any other distribution in respect of PSB's capital stock; or

               (d) except for this Agreement, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of PSB Common Stock or any other capital stock of PSB, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

               (e) adjust, split, combine or reclassify any capital stock of PSB or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of PSB or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

               (f) acquire any direct or indirect equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business, and (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

               (g) grant any increase in compensation or benefits to the employees or officers of PSB, except in accordance with past practice Previously Disclosed or as required by Law; pay any bonus except in accordance with past practice Previously Disclosed or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of PSB; grant any material increase in fees or other increases in compensation or other benefits to directors of PSB except in accordance with past practice Previously Disclosed; or

               (h) enter into or amend any employment Contract between PSB and any Person (unless such amendment is required by Law) that PSB does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

               (i) adopt any new employee benefit plan or make any material change in or to any existing employee benefit plans of PSB other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

               (j) make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP;

               (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of PSB for material money damages or restrictions upon the operations of PSB, or, except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims;

               (l) operate its business otherwise than in the ordinary course of business; or

               (m) fail to file timely any report required to be filed by it with any Regulatory Authority.

          7.3  Affirmative Covenants of SAB.  SAB agrees and covenants that:

               (a) it will cooperate fully in seeking all necessary approvals of Regulatory Authorities of the Merger;

               (b) it will take all necessary corporate action to effect the issuance of shares of SAB Common Stock as provided in Articles 3 and 4 hereof;

               (c) as a shareholder of MCB, it will vote in favor of the Merger; and

               (d) it will give written notice promptly to PSB upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or
     (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and it will use its reasonable efforts to prevent or promptly to remedy the same.

          7.4  Affirmative Covenants of PSB.

               (a) PSB agrees to give written notice promptly to SAB and MCB upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

               (b) PSB shall deliver to SAB and MCB copies of all reports filed with Regulatory Authorities promptly after the same are filed.


ARTICLE EIGHT
ADDITIONAL AGREEMENTS

          8.1 Registration Statement; Proxy Statement; Stockholder Approval. As soon as practicable after execution of this Agreement, SAB shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of SAB Common Stock upon consummation of the Merger. PSB shall furnish all information concerning it and the holders of its capital stock as SAB may reasonably request in connection with such action. PSB shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon adoption of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) PSB shall prepare a Proxy Statement and mail it to its stockholders, (ii) SAB shall furnish to PSB all information concerning it that PSB may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of PSB shall recommend (subject to compliance with its fiduciary duties as advised by counsel) to its stockholders the approval of this Agreement, and (iv) the Board of Directors and officers of PSB shall use their reasonable efforts to obtain such stockholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

          8.2 Applications. SAB or MCB shall promptly prepare and file, and PSB shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

          8.3 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, MCB shall execute and file the Articles of Merger, with the certificate of approval of the Superintendent of Banks, with the Secretary of State of the State of Alabama in connection with the Closing.

          8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article Nine of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

          8.5  Investigation and Confidentiality.

               (a) Prior to the Effective Time, PSB will keep SAB and MCB advised of all material developments relevant to its business and to consummation of the Merger and shall permit SAB and MCB to make or cause to be made such investigation of the business and properties of PSB and of its financial and legal condition as SAB and MCB reasonably request, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by SAB and MCB shall affect the representations and warranties of PSB.

               (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

               (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

               (d) In the event this Agreement is terminated without the consummation of the Merger, neither Party shall use confidential information about the other Party obtained pursuant hereto to solicit customers of the other Party for a period of eighteen (18) months after the date of such termination, or if the exact date of such termination is unascertainable, then for a period of twenty-one (21) months after the date hereof.

          8.6 Press Releases. Prior to the Effective Time, PSB, SAB and MCB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.6 shall be deemed to prohibit SAB from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

          8.7  Certain Actions.

               (a) Except with respect to this Agreement and the transactions contemplated hereby, neither PSB nor any Affiliate thereof or any investment banker, attorney, accountant or other representative retained by PSB (collectively, "PSB Representatives") shall directly or indirectly solicit any Acquisition Proposal by any Person. Neither PSB nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but PSB may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations. PSB shall promptly notify SAB orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. PSB shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all PSB Representatives not to engage in any of the foregoing.

               (b) SAB shall promptly notify PSB orally and in writing in the event that it receives any inquiry or proposal relating to an Acquisition Proposal; provided, that no such notice shall be required if it would violate any confidentiality agreement or would require public notice of such Acquisition Proposal before such notice would otherwise be timely made.

          8.8 Charter Provisions. PSB shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of PSB.

          8.9 Agreement of Affiliates. PSB shall use its reasonable best efforts to cause each Person who is an "affiliate" within the meaning of SEC Rule 145 to deliver to SAB not later than thirty (30) days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of PSB Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of SAB Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least thirty (30) days of combined operations of MCB and PSB have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, shares of SAB Common Stock issued to such affiliates of PSB in exchange for shares of PSB Common Stock (and shares of SAB Common Stock held by persons who are "affiliates" of SAB) shall not be transferable until such time as financial results covering at least thirty
(30) days of combined operations of MCB and PSB have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such Affiliate has provided the written agreement referred to in this Section 8.9 (and SAB shall be entitled to place restrictive legends upon certificates for shares of SAB Common Stock issued to Affiliates of PSB pursuant to this Agreement to enforce the provisions of this Section 8.9). SAB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of SAB Common Stock by such Affiliates.

          8.10 Compensation and Employee Benefits. The Parties contemplate that at the Effective Time neither the compensation and employee benefit plans of PSB nor the SAB Companies shall be affected by the Merger and that such plans shall continue in effect as though the Merger had not occurred. The Parties further contemplate, however, that it is desirable that SAB and its Subsidiaries offer more uniform employee compensation and benefits and that at some point after the Effective Time SAB and its Subsidiaries will adopt uniform policies and plans, giving due regard to the benefits offered to current employees.

          8.11 D & O Coverage. SAB and/or MCB shall purchase what is customarily known as "tail" insurance coverage for liability arising out of the actions in their official capacities of the directors and officers of PSB. Such coverage shall be for liability which arose prior to the Effective Time and for which claims are made after the Effective Time, and it shall extend for a period of not less than two (2) years from the Effective Time. Such coverage shall be in an amount and with an insurance company deemed reasonable by SAB and MCB. SAB and PSB shall have the right to require PSB to pay for said coverage, provided such payment does not adversely affect Deemed Book Value.


ARTICLE NINE
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

          9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.5 of this Agreement:

               (a) Stockholder Approval. The stockholders of PSB and MCB shall have adopted this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

               (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

               (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

               (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

               (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of SAB
     Common Stock issuable pursuant to the Merger shall have been received.

               (f) Tax Matters. SAB and PSB shall have received a written opinion of counsel from Capell, Howard, Knabe & Cobbs, P.A. and Hand Arendall, L.L.C., respectively, in form reasonably satisfactory to them (the "Tax Opinions"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of PSB Common Stock for SAB Common Stock will not give rise to gain or loss to the stockholders of PSB with respect to such exchange (except to the extent of any cash received), and (iii) neither PSB, SAB nor MCB will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, counsel for PSB and SAB shall be entitled to rely upon representations of officers of PSB and SAB reasonably satisfactory in form and substance to such counsel.

          9.2 Conditions to Obligations of SAB and MCB. The obligations of SAB and MCB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SAB pursuant to Section 11.5(a) of this Agreement:

               (a) Representations and Warranties. The representations and warranties of PSB set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

               (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of PSB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all respects.

               (c) Certificates. PSB shall have delivered to SAB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by PSB's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SAB and its counsel shall request.

               (d) Opinion of Counsel. PSB shall have delivered to SAB an opinion of Capell, Howard, Knabe & Cobbs, P.A., counsel to PSB, dated as of the Closing, in substantially the form of Exhibit 4 hereto.

          9.3 Conditions to Obligations of PSB. The obligations of PSB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PSB pursuant to Section 11.5(b) of this
Agreement:

               (a) Representations and Warranties. The representations and warranties of SAB and MCB set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

               (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of SAB and MCB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

               (c) Certificates. SAB shall have delivered to PSB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section
     9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by SAB's Board of Directors and MCB's Board of Directors and stockholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PSB and its counsel shall request.

               (d) Opinion of Counsel. SAB and MCB shall have delivered to PSB an opinion of Hand Arendall, L.L.C., counsel to SAB and MCB, dated as of the Effective Time, in substantially the form of Exhibit 5 hereto.


ARTICLE TEN
TERMINATION

          10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of PSB and MCB or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

               (a) By mutual consent of the Board of Directors of SAB and MCB and the Board of Directors of PSB; or

               (b) By the Board of Directors of either Party in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty
     (30) days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

               (c) By the Board of Directors of either Party in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

               (d) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the stockholders of PSB fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the ABCA and the Alabama Banking Code at the Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

               (e) By the Board of Directors of PSB in the event the average Market Value of SAB Common Stock for the Valuation Period is less than $13.00 or more than $26.00 per share; or

               (f) By the Board of Directors of SAB in the event the average Market Value of SAB Common Stock for the Valuation Period is less than $13.00 per share; or

               (g) By the Board of Directors of SAB in the event that Deemed Book Value is less than $1,900,000.

               (h) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by March 31, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(h); or

               (i) By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(h) of this Agreement.

          10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article Eleven and Section 8.5(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(h) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

          10.3 Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall survive the Effective Time.


ARTICLE ELEVEN
MISCELLANEOUS

          11.1 Expenses. Each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder. It is agreed and understood that work done by SAB and MCB and/or their respective attorneys and advisors to prepare and file the Registration Statement shall not be deemed to be done on behalf of PSB, and the costs and expenses therefor shall not be the responsibility of PSB.

          11.2 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby ("Broker Fees"). In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by PSB or SAB, each of PSB and SAB, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

          11.3 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

          11.4 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after approval of this Agreement by the holders of PSB Common Stock or MCB Common Stock, there shall be made no amendment that pursuant to the ABCA requires further approval by the PSB, SAB or MCB stockholders without the further approval of such stockholders.

          11.5      Waivers.

               (a) Prior to or at the Effective Time, SAB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PSB, to waive or extend the time for the compliance or fulfillment by PSB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SAB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SAB.

               (b) Prior to or at the Effective Time, PSB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by SAB or MCB, to waive or extend the time for the compliance or fulfillment by SAB or MCB of any and all of their respective obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PSB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PSB.

          11.6 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

          11.7 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

     PSB:                     Peterman State Bank
                              925 Old Peterman Highway
                              Peterman, Alabama 36471
                              Telecopy Number:  (334) 564-2122

                              Attention: J. Robison Harper, President

     Copy to Counsel:         Capell, Howard, Knabe & Cobbs, P.A.
                              57 Adams Avenue
                              Montgomery, Alabama 36102-2069
                              Telecopy Number:  (334) 265-7454

                              Attention: James M. Scott

     SAB:                     South Alabama Bancorporation, Inc.
                              P. O. Box 3067 (36652)
                              100 St. Joseph Street
                              Mobile, Alabama 36602
                              Telecopy Number:  (334) 431-7851

                              Attention: W. Bibb Lamar, Jr., President

     MCB:                     The Monroe County Bank
                              P. O. Box 806 (36461-0806)
                              129 Hines Street
                              Monroeville, Alabama 36469
                              Telecopy Number: (334) 575-3135

                              Attention: Haniel F. Croft, President


     Copy to Counsel
     for SAB and MCB:         Hand Arendall, L.L.C.
                              3000 First National Bank Building
                              P. O. Box 123 (36601)
                              Mobile, Alabama  36602
                              Telecopy Number:  (334) 694-6375

                              Attention: Stephen G. Crawford

     11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Alabama, without regard to any applicable conflicts of Laws.

     11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.11 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its respective duly authorized officers as of the day and year first above written.

ATTEST:                      SOUTH ALABAMA BANCORPORATION,
                                  INC.


/s/ F. Michael Johnson            BY:/s/ W. Bibb Lamar, Jr.
Secretary                         W. Bibb Lamar, Jr., President

[CORPORATE SEAL]


ATTEST:                      THE MONROE COUNTY BANK


/s/ Paul P. Redmond, Jr.           BY:/s/ Haniel F. Croft
Cashier                            Haniel F. Croft, President

[CORPORATE SEAL]


ATTEST:                      PETERMAN STATE BANK



/s/ Albert A. Nettles, Jr.             BY:/s/ J. Robison Harper
Vice President                          J. Robison Harper, President

[CORPORATE SEAL]

                            LIST OF EXHIBITS


         Exhibit Number                     Description


         1. Amendment to the Articles of Incorporation of The Monroe County Bank (Section 2.1).

         2.   Amendment to the Bylaws of The Monroe County Bank (Section 2.2)

         3.   Form of agreement of Affiliates of PSB.  (Section 8.9).

         4.   Form of opinion of counsel for PSB.  (Section 9.2(d)).

         5.   Form of opinion of counsel for SAB.  (Section 9.3(d)).


                                                                  Exhibit 1

                  AMENDMENTS TO ARTICLES OF INCORPORATION




     None.

                                                                  Exhibit 2

                           AMENDMENTS TO BYLAWS




     None.


                                                                  Exhibit 3


                            AFFILIATE AGREEMENT


South Alabama Bancorporation, Inc.
Mobile, Alabama

Attention:    W. Bibb Lamar, Jr., President

Gentlemen:

     The undersigned is a stockholder of Peterman State Bank ( PSB ), a corporation organized and existing under the laws of the State of Alabama and located in Peterman, Alabama, and will become a stockholder of the South
Alabama Bancorporation, Inc. ("SAB") pursuant to the transactions described in the Agreement and Plan of Merger, dated as of ________, 1997 (the "Agreement"), by and between SAB, The Monroe County Bank, an Alabama banking corporation and wholly owned subsidiary of SAB ("MCB"), and PSB. Under the terms of the Agreement, PSB will be merged into and with MCB (the "Merger"), and the shares of the common stock of PSB ("PSB Common Stock") will be converted into and exchanged for shares of the common stock of SAB ("SAB
Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and SAB regarding certain rights and obligations of the undersigned in connection with the shares of SAB to be received by the undersigned as a result of the Merger.

     In consideration of the Merger and the mutual covenants contained herein, the undersigned and SAB hereby agree as follows:

1. Affiliate Status. The undersigned understands and agrees that as to PSB he is an affiliate under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that he will be such an affiliate at the time of the Merger.

2. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that:

          (a) The SAB Common Stock received by the undersigned as a result of the Merger will be taken for his own account and not for others, directly or indirectly, in whole or in part.

          (b) SAB has informed the undersigned that any distribution by the undersigned of SAB Common Stock has not been registered under the 1933 act and that shares of SAB Common Stock received pursuant to the Merger can only be sold by the undersigned (1)following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that SAB is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of SAB Common Stock.

          (c) The undersigned is aware that SAB intends to treat the Merger as a tax-free reorganization under Section 368 of the Internal Revenue Code ("Code") for federal income tax purposes. The undersigned agrees to treat the transaction in the same manner as SAB for federal income tax purposes. The undersigned acknowledges that Section 1.368-1(b) of the Income Tax Regulations requires "continuity of interest" in order for the Merger to be treated as tax-free under Section 368 of the Code. This requirement is satisfied if, taking into account those PSB stockholders who receive cash in exchange for their stock, who receive cash in lieu of fractional shares, or who dissent from the Merger, there is no plan or intention on the part of the PSB stockholders to sell or otherwise dispose of the SAB Common Stock to be received in the Merger that will reduce such stockholders' ownership to a number of shares having, in the aggregate, a value at the time of the merger of less than 50% of the total fair market value of the PSB Common Stock outstanding immediately prior to the Merger. The undersigned has no prearrangement, plan or intention to sell or otherwise dispose of an amount of his SAB Common Stock to be received in the Merger which would cause the foregoing requirement not to be satisfied.

3. Restrictions on Transfer. The undersigned understands and agrees that stop transfer instructions with respect to the shares of SAB Common Stock received by the undersigned pursuant to the Merger will be given to SAB's Transfer Agent and that there will be placed on the certificates of such shares, or shares issued in substitution thereof, a legend stating in substance:

     The shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (1) covered by an effective registration statement under the Securities Act of 1933, as amended, (2) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate or the Corporation) or (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of the Corporation) of the Rules and Regulations of such Act, or (3) in accordance with a legal opinion satisfactory to counsel for the Corporation that such sale or transfer is otherwise exempt from the registration requirements of such Act.

Such legend will also be placed on any certificate representing SAB securities issued subsequent to the original issuance of the SAB Common Stock pursuant to the Merger as a result of any stock dividend, stock split, or other recapitalization as long as the SAB Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. If the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable of the SAB Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), SAB, upon the request of the undersigned, will cause the certificates representing the share of SAB Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by SAB of an opinion of its counsel to the effect that such legend may be removed.

4. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his ability to sell, transfer, or otherwise dispose of the shares of SAB Common Stock received by the undersigned, to the extent he believes necessary, with his counsel or counsel for PSB.

5. Filing of Reports by SAB. SAB agrees, for a period of three years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of SAB Common Stock issued to the undersigned pursuant to the Merger.

6. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of SAB Common Stock received by him in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for SAB Common Stock together with such additional information as the transfer agent may reasonably request. If SAB's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), SAB shall cause such counsel to provide such opinions as may be necessary to SAB's Transfer Agent so that the undersigned may complete the proposed sale or transfer.

7. Acknowledgments. The undersigned recognizes and agrees that the foregoing provisions also apply to (i) the undersigned's spouse, (ii) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (iii) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or officer of SAB or becomes a director or officer of SAB upon consummation of the Merger, among other things, any sale of SAB common Stock by the undersigned within a period of less than six months following the effective time of the Mergers may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

8. Miscellaneous. This Affiliate Agreement is the complete agreement between SAB and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Delaware.

     This Affiliate Agreement is executed as of the       day of      , 1997.

                                   Very truly yours,



                                   Signature


                                   Print Name






                                   Address



AGREED TO AND ACCEPTED as of
                          , 1997

SOUTH ALABAMA BANCORPORATION, INC.


By:

                                                             Exhibit 4


             LETTERHEAD OF CAPELL, HOWARD, KNABE & COBBS, P.A.


                                                      , 1997

South Alabama Bancorporation, Inc.
Mobile, Alabama

The Monroe County Bank
Monroeville, Alabama

     Re:  Merger of Peterman State Bank with and into The Monroe County Bank

Gentlemen:

     We are counsel to Peterman State Bank ('PSB'), a banking corporation organized and existing under the laws of the State of Alabama, and have represented PSB in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of __________, 1997 (the "Agreement"), by and between South Alabama Bancorporation, Inc. ("SAB"), The Monroe County Bank ("MCB") and PSB.

     This opinion is delivered pursuant to Section 9.2(d) of the Agreement. Capitalized terms used in this opinion shall have the meaning set forth in the Agreement.

     In rendering this opinion, we have examined the corporate books and records of PSB, and made such other investigations as we have deemed necessary. We have relied upon certificates of public officials and officers of PSB as to certain questions of fact.

     Based upon and subject to the foregoing, we are of the opinion that:

9. PSB is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama with full corporate power and authority to carry on the business in which it is engaged and to own the properties owned by it.

10. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of PSB or, to the best of our knowledge, result in any conflict with, breach or, or default or acceleration under any mortgage, agreement, lease, indenture, or other instrument, order, judgment or decree to which PSB is a party or by which PSB is bound.

11. In accordance with the Bylaws of PSB and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Agreement has been duly adopted and approved by the Board of Directors of PSB and by the stockholders of PSB at the Stockholders' Meeting.

12. The Agreement has been duly and validly executed and delivered by PSB and, assuming valid authorization, execution and delivery by SAB and MCB, constitutes a valid and binding agreement of PSB enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

13.  The authorized capital stock of PSB consists of _____________ shares of
     PSB Common  Stock, of which            shares were issued and
     outstanding as of         , 1997.  The shares of PSB Common Stock that
     are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable under the Alabama Business Corporation Act. To our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating PSB to issue any equity securities or acquire any of its equity securities.

     This opinion is delivered solely for reliance by SAB and MCB.

                              Sincerely,


                              CAPELL, HOWARD, KNABE & COBBS, P.A.

                                                                  Exhibit 5



                    LETTERHEAD OF HAND ARENDALL, L.L.C.





                              March 26, 1998



Peterman State Bank
Peterman, Alabama

     Re:  Merger of Peterman State Bank with and into The Monroe County Bank

Gentlemen:

     We are counsel to South Alabama Bancorporation, Inc. ("SAB"), a corporation organized and existing under the laws of the State of Alabama, and The Monroe County Bank ("MCB"), a banking corporation organized and existing under the laws of the State of Alabama, and have represented SAB and MCB in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of _____________, 1997, (the Agreement ), by and between Peterman State Bank ("PSB"), MCB and SAB.

     This opinion is delivered pursuant to Section 9.3(d) of the Agreement. Capitalized terms used in this opinion shall have the meaning set forth in the Agreement.

     In rendering this opinion, we have examined the corporate books and records of SAB and MCB, and made such other investigations as we have deemed necessary. We have relied upon certificates of public officials and officers of SAB and MCB as to certain questions of fact.

     Based upon and subject to the foregoing, we are of the opinion that:

14. SAB is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama with full corporate power and authority to carry on the business in which it is engaged and to own the properties owned by it.

15. MCB is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama with full corporate power and authority to carry on the business in which it is engaged and to own the properties owned by it.

16. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of SAB or, to the best of our knowledge but without any independent investigation, result in any conflict with, breach of, or default or acceleration under any mortgage, agreement, lease, indenture, or other instrument, order, arbitration award, judgment or decree to which SAB is a party or by which SAB is bound.

17. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of MCB or, to the best of our knowledge but without any independent investigation, result in any conflict with, breach of, or default or acceleration under any mortgage, agreement, lease, indenture, or other instrument, order, arbitration award, judgment or decree to which MCB is a party or by which MCB is bound.

18. In accordance with the Bylaws of SAB and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Agreement has been duly adopted and approved by the Board of Directors of SAB.

19. In accordance with the Bylaws of MCB and pursuant to resolutions duly adopted by its Board of Directors and stockholders, the Agreement has been duly adopted and approved by the Board of Directors and stockholders of MCB.

20. The Agreement has been duly and validly executed and delivered by SAB and MCB and, assuming valid authorization, execution and delivery by PSB, constitutes a valid and binding agreement of SAB and MCB enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally, provided, however, that we express no opinion as to the availability of the equitable remedy of specific performance.

21. The authorized capital stock of SAB consists of _________ shares of SAB Common Stock, of which ________ shares were issued and outstanding as of ____________, 1997, and __________ shares of preferred stock, no par value, none of which is issued and outstanding. The shares of SAB Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable under the Alabama Business Corporation Act. The shares of SAB Common Stock to be issued to the stockholders of PSB as contemplated by the Agreement are duly authorized, have been registered under the Securities Act of 1933, as amended, and when properly issued and delivered following consummation of the Merger will be validly issued, fully paid and non-assessable.

     This opinion is delivered solely for reliance by PSB.

                              Yours very truly,

                              HAND ARENDALL, L.L.C.




By:___________________________________________